EXHIBIT 4.1

PHARMACYCLICS, INC.
1995 STOCK OPTION PLAN

(As Amended and Restated through January 1, 2004)

ARTICLE ONE

GENERAL PROVISIONS

      PURPOSE OF THE PLAN

      This 1995 Stock Option Plan is intended to promote the interests of Pharmacyclics, Inc., a Delaware corporation, by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

      Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

      STRUCTURE OF THE PLAN

      Under the Plan, eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock.

      ADMINISTRATION OF THE PLAN

        The Primary Committee shall have sole and exclusive authority to administer the Plan with respect to Section 16 Insiders.

        Administration of the Plan with respect to all other persons, may at the Board's discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer the Plan with respect to all such persons who are not Section 16 Insiders. The members of the Secondary Committee may be Board members who are Employees eligible to receive discretionary option grants or direct stock issuances under the Plan or any stock option, stock appreciation, stock bonus or other stock plan of the Corporation (or any Parent or Subsidiary).

        Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

        The Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the provisions of the Plan and any outstanding options thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Plan under its jurisdiction or any option thereunder.

        Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants made under the Plan.

      ELIGIBILITY

        The persons eligible to participate in the Plan are as follows:

            Employees,

            non-employee members of the Board or the board of directors of any Parent or Subsidiary, and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

        The Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority (subject to the provisions of the Plan) to determine, with respect to the option grants, which eligible persons are to receive option grants, the time or times when such option grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non- Statutory Option, the time or times at which each option is to become exercisable and the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding.

      STOCK SUBJECT TO THE PLAN

        The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 5,345,713 shares, subject to adjustment from time to time in accordance with the provisions of this Section V. Such authorized share reserve is comprised of (i) the number of shares which remained available for issuance, as of the Plan Effective Date, under the Predecessor Plan as last approved by the Corporation's stockholders prior to such date, including the shares subject to the outstanding options incorporated into the Plan and any other shares which would have been available for future option grants under the Predecessor Plan, (ii) the automatic increase of 85,178 shares effected on January 2, 1996, the automatic increase of 91,503 shares effected in January 1997, the automatic increase of 102,042 shares effected in January 1998, the automatic increase of 123,856 shares effected in January 1999, the automatic increase of 151,001 shares effected in January 2000, the automatic increase of 160,698 shares effected in January 2001, the automatic increase of 161,399 shares effected in January 2002, the automatic increase of 162,078 shares effected in January 2003, and the automatic increase of 163,077 shares effected in January 2004, pursuant to Section V.B. below, (iii) the 750,000-share increase approved by the Board on August 1, 1996 and approved by the stockholders at the 1996 Annual Meeting, (iv) the 500,000-share increase approved by the Board on September 11, 1997 and approved by the stockholders at the 1997 Annual Meeting, (v) the 400,000-share increase approved by the Board on September 24, 1998 and approved by the stockholders at the 1998 Annual Meeting, (vi) the 500,000-share increase approved by the Board on October 14, 1999 and approved by the stockholders at the 1999 Annual Meeting, (vii) the 600,000-share increase approved by the Board on September 7, 2000 and approved by the stockholders at the 2000 Annual Meeting, and (viii) the 560,000-share increase approved by the Board on September 7, 2001 and approved by the stockholders at the 2001 Annual Meeting.

        The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of each calendar year during the term of the Plan, beginning with the 1996 calendar year, by an amount equal to one percent (1%) of the shares of Common Stock outstanding on December 31 of the immediately preceding calendar year; but in no event shall any such annual increase exceed 500,000 shares. The automatic increase shall terminate on February 1, 2004. No Incentive Options may be granted on the basis of the additional shares of Common Stock resulting from such annual increases.

        No one person participating in the Plan may receive options and separately exercisable stock appreciation rights for more than 1,000,000 shares of Common Stock in any calendar year.

        Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent the options (including any options incorporated from the Predecessor Plan) expire or terminate for any reason prior to exercise in full. Unvested shares issued under the Plan (including unvested shares issued under the Predecessor Plan) and subsequently repurchased by the Corporation, at the original exercise price paid per share, pursuant to the Corporation's repurchase rights under the Plan, shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent options under the Plan. Shares subject to any stock appreciation rights exercised under the Plan and all shares issued under the Plan (included shares issued upon exercise of options incorporated from the Predecessor Plan), shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance under the Plan. However, should the exercise price of an option under the Plan (including any option incorporated from the Predecessor Plan) be paid with shares of Common Stock, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised, and not by the net number of shares of Common Stock issued to the holder of such option.

        Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which the share reserve is to increase automatically each year, (iii) the number and/or class of securities for which any one person may be granted options and separately exercisable stock appreciation rights over the term of the Plan, and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option (including any option incorporated from the Predecessor Plan) in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

GRANT OF OPTIONS

I. OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Three and the documents evidencing the option, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(iii) subject to applicable laws, to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C. Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee's cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option exercisable in whole or in part by the Optionee at the time of death may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution.

(iii) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Service, terminate and cease to be outstanding to the extent it is not exercisable for vested shares on the date of such cessation of Service.

(iv) Should the Optionee's Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to be outstanding.

(v) In the event of a Corporate Transaction, the provisions of Section III of this Article Two shall govern the period for which the outstanding options are to remain exercisable following the Optionee's cessation of Service and shall supersede any provisions to the contrary in this section.

2. The Plan Administrator shall have the discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service from the period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the option had the Optionee continued in Service.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Limited Transferability of Options. During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee's death. However, a Non-Statutory Option may, in connection with the Optionee's estate plan, be assigned in whole or in part during the Optionee's lifetime to one or more members of the Optionee's immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

G. Beneficiary Designation. An Optionee may file a written beneficiary designation indicating the person entitled to exercise Optionee's outstanding options on the Optionee's behalf at the time of his/her death. Such beneficiary designation may be changed by the Optionee at any time by filing the appropriate form with the Plan Administrator.

II. INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Three shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may only be granted to Employees.

B. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

C. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III. CORPORATE TRANSACTION/CHANGE IN CONTROL

A. In the event of any Corporate Transaction, each outstanding option shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding option shall not so accelerate if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

B. All outstanding repurchase rights shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

C. The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide for the automatic acceleration of one or more outstanding options (and the automatic termination of one or more outstanding repurchase rights with the immediate vesting of the shares of Common Stock subject to those rights) upon the occurrence of a Corporate Transaction, whether or not those options are to be assumed or replaced (or those repurchase rights are to be assigned) in the Corporate Transaction.

D. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

E. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan on both an aggregate and per Optionee basis following the consummation of such Corporate Transaction and (ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

F. Any options which are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time, shall automatically accelerate (and any of the Corporation's outstanding repurchase rights which do not otherwise terminate at the time of the Corporate Transaction shall automatically terminate and the shares of Common Stock subject to those terminated rights shall immediately vest in full) in the event the Optionee's Service should subsequently terminate by reason of an Involuntary Termination within eighteen (18) months following the effective date of such Corporate Transaction. Any options so accelerated shall remain exercisable for fully- vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination.

G. The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to (i) provide for the automatic acceleration of one or more outstanding options (and the automatic termination of one or more outstanding repurchase rights with the immediate vesting of the shares of Common Stock subject to those rights) upon the occurrence of a Change in Control or (ii) condition any such option acceleration (and the termination of any outstanding repurchase rights) upon the subsequent Involuntary Termination of the Optionee's Service within a specified period following the effective date of such Change in Control. Any options accelerated in connection with a Change in Control shall remain fully exercisable until the expiration or sooner termination of the option term.

H. The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

I. The grant of options under the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

IV. NO AUTHORITY TO REPRICE

Without the consent of the stockholders of the Company, the Plan Administrator shall have no authority to effect (a) the repricing of any outstanding Options or stock appreciation rights under the Plan and/or (b) the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different numbers of shares of Common Stock.

V. STOCK APPRECIATION RIGHTS

A. The Plan Administrator shall have full power and authority to grant to selected Optionees tandem stock appreciation rights and/or limited stock appreciation rights.

B. The following terms shall govern the grant and exercise of tandem stock appreciation rights:

(i) One or more Optionees may be granted the right, exercisable upon such terms as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock and the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (A) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such shares.

(ii) No such option surrender shall be effective unless it is approved by the Plan Administrator. If the surrender is so approved, then the distribution to which the Optionee shall be entitled may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

(iii) If the surrender of an option is rejected by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (A) five (5) business days after the receipt of the rejection notice or (B) the last day on which the option is otherwise exercisable in accordance with the terms of the documents evidencing such option, but in no event may such rights be exercised more than ten (10) years after the option grant date.

C. The following terms shall govern the grant and exercise of limited stock appreciation rights:

(i) One or more Section 16 Insiders may be granted limited stock appreciation rights with respect to their outstanding options.

(ii) Upon the occurrence of a Hostile Take-Over, each such individual holding one or more options with such a limited stock appreciation right in effect shall have the unconditional right (exercisable for a thirty (30)-day period following such Hostile Take-Over) to surrender each such option to the Corporation, to the extent the option is at the time exercisable for vested shares of Common Stock. In return for the surrendered option, the Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (A) the Take-Over Price of the shares of Common Stock which are at the time vested under each surrendered option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the option surrender date.

(iii) Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution.

(iv) The balance of the option (if any) shall continue in full force and effect in accordance with the documents evidencing such option.

ARTICLE THREE

MISCELLANEOUS

I. FINANCING

A. Subject to applicable laws, the Plan Administrator may permit any Optionee to pay the option exercise price under the Plan by delivering a promissory note payable in one or more installments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. Promissory notes may be authorized with or without security or collateral. In all events, the maximum credit available to the Optionee may not exceed the sum of (i) the aggregate option exercise price payable for the purchased shares plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee in connection with the option exercise.

B. The Plan Administrator may, in its discretion, determine that one or more such promissory notes shall be subject to forgiveness by the Corporation in whole or in part upon such terms as the Plan Administrator may deem appropriate.

II. TAX WITHHOLDING

A. The Corporation's obligation to deliver shares of Common Stock upon the exercise of options or stock appreciation rights under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options under the Plan with the right to use shares of Common Stock in satisfaction of all or part of the Taxes incurred by such holders in connection with the exercise of their options. Such right may be provided to any such holder in either or both of the following formats:

(i) Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option, a portion of those shares with an aggregate Fair Market Value equal to the minimum required withholding amount (but no more).

(ii) Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option is exercised, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise triggering the Taxes) with an aggregate Fair Market Value equal to the percentage of the Taxes (not to exceed one hundred percent (100%)) designated by the holder.

III. EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan was adopted by the Board on August 2, 1995 and approved by the Corporation's stockholders on September 11, 1995. The Plan became effective on the Plan Effective Date and serves as the successor to the Predecessor Plan. On August 1, 1996, the Board authorized a 750,000-share increase in the number of shares of Common Stock available for issuance under the Plan; the increase was approved by the stockholders at the 1996 Annual Stockholders Meeting.

B. The Plan was amended and restated by the Board on September 11, 1997 (the "1997 Restatement") to effect the following changes: (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan by 500,000 shares, (ii) increase the maximum number of shares of Common Stock for which options and separately exercisable stock appreciation rights may be granted to any one individual to 750,000 shares, (iii) render the non-employee Board members who are serving on the Primary Committee eligible to receive option grants under the Plan, (iv) allow unvested shares issued under the Plan and subsequently repurchased by the Corporation at the option exercise price paid per share to be reissued under the Plan, (v) remove certain restrictions on the eligibility of non-employee Board members to serve on the Primary Committee and (vi) effect a series of additional changes to the provisions of the Plan (including the stockholder approval requirements and the transferability of Non-Statutory Options) in order to take advantage of the recent amendments to Rule 16b-3 of the Securities and Exchange Commission which exempts certain officer and director transactions under the Plan from the short-swing liability provisions of the federal securities laws. The 1997 Restatement was approved by the stockholders at the 1997 Annual Meeting.

C. The Plan was amended and restated by the Board on September 24, 1998 (the "1998 Restatement") to increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan by 400,000 shares. The 1998 Restatement was approved by the stockholders at the 1998 Annual Meeting.

D. The Plan was amended and restated by the Board on October 14, 1999 (the "1999 Restatement") to increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan by 500,000 shares. The 1999 Restatement was approved by the stockholders at the 1999 Annual Meeting.

E. The Plan was amended and restated by the Board on September 7, 2000 (the "2000 Restatement") to increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan by 600,000 shares. The 2000 Restatement was approved by the stockholders at the 2000 Annual Meeting.

F. The Plan was amended and restated by the Board on September 7, 2001 (the "2001 Restatement") to increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan by 560,000 shares. The 2001 Restatement was approved by the stockholders at the 2001 Annual Meeting.

G. The Plan was amended and restated by the Board on September 16, 2003 (the "2003 Restatement") to (i) increase the number of options and separately exercisable stock appreciation rights one person participating in the Option Plan may receive from 750,000 over the term of the Option Plan to 1,000,000 in any calendar year, (ii) prohibit repricing of outstanding options or stock appreciation rights without the consent of the stockholders, (iii) prohibit the grant of any option or stock appreciation rights with an exercise price less than fair market value of the Company's Common Stock on the date of the grant, (iv) effective February 1, 2004, eliminate the annual automatic increase in the number of shares of Common Stock available for issuance under the Option Plan and (v) require stockholder approval for any material Option Plan amendment. The 2003 Restatement was approved by the stockholders at the 2003 Annual Meeting.

H. The Plan shall serve as the successor to the Predecessor Plan, and no further option grants shall be made under the Predecessor Plan after the Plan Effective Date. All options outstanding under the Predecessor Plan as of such date shall be incorporated into the Plan and treated as outstanding options under the Plan. However, each outstanding option so incorporated shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated options with respect to their acquisition of shares of Common Stock.

I. The option/vesting acceleration provisions of Article Two relating to Corporate Transactions and Changes in Control may, in the Plan Administrator's discretion, be extended to one or more options incorporated from the Predecessor Plan which do not otherwise provide for such acceleration.

J. The Plan shall terminate upon the earliest of (i) August 1, 2005, (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise of the options under the Plan, (iii) the termination of all outstanding options in connection with a Corporate Transaction, or (iv) termination by the Board. Upon such Plan termination, all options outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such options.

IV. AMENDMENT OF THE PLAN

    The Board at any time, and from time to time, may amend the Plan. However, no such amendment or modification shall adversely affect the rights and obligations with respect to options or stock appreciation rights at the time outstanding under the Plan unless the Optionee consents to such amendment or modification. In addition, except as provided in Section III, E relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company where the amendment will:

    (i) Increase the number of shares reserved for options or stock appreciation rights under the Plan;

    (ii) Effect (a) the repricing of any outstanding Options or stock appreciation rights under the Plan and/or (b) the cancellation of any outstanding Options or stock appreciation rights under the Plan and the grant in substitution therefor of new Options or stock appreciation rights under the Plan covering the same or different numbers of shares of Common Stock;

    (iii) Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to satisfy the requirements of Section 422 of the Code); or

    (iv) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to satisfy the requirements of Section 422 of the Code, to comply with the requirements of Rule 16b-3, any Nasdaq or Securities Exchange listing requirements or other applicable laws or regulations.

    The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide optionees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith or into compliance with other regulations, without stockholder approval if so permitted.

    Options to purchase shares of Common Stock may be granted under the Plan that are in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under the Plan are held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees the exercise price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

V. USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI. REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any option or stock appreciation right under the Plan and the issuance of any shares of Common Stock upon the exercise of any option or stock appreciation right shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options and stock appreciation rights granted under it and the shares of Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

VII. NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Board shall mean the Corporation's Board of Directors.

B. Change in Control shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d- 3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept, or

(ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

C. Code shall mean the Internal Revenue Code of 1986, as amended.

D. Common Stock shall mean the Corporation's common stock.

E. Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

(i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

F. Corporation shall mean Pharmacyclics, Inc., a Delaware corporation.

G. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

H. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

I. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) For purposes of option grants made on the date the Underwriting Agreement is executed and the initial public offering price of the Common Stock is established, the Fair Market Value shall be deemed to be equal to the established initial offering price per share.

J. Hostile Take-Over shall mean a change in ownership of the Corporation effected through the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept.

K. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

L. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii) such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and participation in corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.

M. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee or other person in the Service of the Corporation (or any Parent or Subsidiary).

N. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

O. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

P. Optionee shall mean any person to whom an option is granted under the Plan.

Q. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

R. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

S. Plan shall mean the Corporation's 1995 Stock Option Plan, as set forth in this document.

T. Plan Administrator shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Plan with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under the Plan with respect to the persons under its jurisdiction.

U. Plan Effective Date shall mean October 23, 1995, the date on which the Underwriting Agreement was executed and the initial public offering price of the Common Stock was established.

V. Predecessor Plan shall mean the Corporation's existing 1992 Stock Option Plan.

W. Primary Committee shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Plan with respect to Section 16 Insiders.

X. Secondary Committee shall mean a committee of two (2) or more Board members appointed by the Board to administer the Plan with respect to eligible persons other than Section 16 Insiders.

Y. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

Z. Section 12(g) Registration Date shall mean the first date on which the Common Stock is registered under Section 12(g) of the 1934 Act.

AA. Service shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

BB. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

CC. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

DD. Take-Over Price shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (i) price per share.

EE. Taxes shall mean the Federal, state and local income and employment tax liabilities incurred by the holder of Non- Statutory Options or unvested shares of Common Stock in connection with the exercise of those options or the vesting of those shares.

FF. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

GG. Underwriting Agreement shall mean the agreement between the Corporation and the underwriter or underwriters managing the initial public offering of the Common Stock.